UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   June 11, 2015

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:   (604) 602-1675

___________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement Item 1.02 Termination of a Material Definitive Agreement

Item 3.03  Cancellation of Unregistered Sales of Equity Securities

On June 11, 2015, Enertopia Corp. (the “Company”) entered into a Letter of Intent dated June 10, 2015 with Shaxon Enterprises Ltd. to sell its 51% interest with the MMPR Burlington application number 10QMM0610. The Letter of Intent is attached hereto as exhibit 10.1 to this current report. The Burlington project related with Joint Venture Agreement dated May 28, 2014 with Lexaria Corp. based on developing a business of legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing marijuana at the Burlington Location. This Joint Venture is to be terminated based on the closing of a definitive agreement to be entered into pursuant to the terms of the Letter of Intent with Shaxon Enterprises Ltd. 500,000 restricted common shares issued to the Company at a deemed price of $0.40 held in escrow will be returned back to Lexaria Corp. treasury and cancelled.

On June 11, 2015, Enertopia Corp. and The Green Canvas have mutually agreed to terminate their Joint Venture that was extended on February 28, 2015. In accordance with the terms of the termination in the Joint Venture Agreement, 6,400,000 restricted common shares issued to The Green Canvas at a deemed price of $0.24 held in escrow will be returned back to Enertopia Corp. treasury and cancelled.

Item 7.01  Regulation FD Disclosure

A copy of the news release announcing the Letter of Intent and cancellation of the Enertopia/Lexaria Joint Venture Agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

Exhibit No.	Description

10.1	Letter of Intent dated June 10, 2015

10.2	Mutual Agreement dated June 11, 2015

99.1	Press Release dated June 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2015

Enertopia Corp.

	By:	”Robert McAllister”
Robert G. McAllister
CEO and President and Director